UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MFB CORP.
(Exact name of registrant as specified in its charter)

Indiana	35-1907258
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

4100 Edison Lakes Parkway, Suite 300 P.O. Box 528 Mishawaka, Indiana	46546
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Share Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:  N/A

Securities to be registered pursuant to Section 12(g) of the Act:  N/A

The undersigned respondent hereby amends its registration statement on Form 8-A filed with the Securities Exchange Commission, as last amended on October 2, 2006, as follows:

Item 1.   Description of Registrant's Securities to be Registered.

On January 7, 2008, MFB Corp. (“MFB”), MutualFirst Financial, Inc. (“Mutual First”) and MutualFirst Acquisition Corp. (“Acquisition Corp”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, MFB will merge with and into Acquisition Corp. (the “Merger”), subject to the terms and conditions set forth in the Merger Agreement.  In connection with the Merger Agreement and the transactions contemplated thereby, MFB’s Board of Directors authorized, and MFB has entered into, Amendment No. 1 (the “Amendment”) to the Rights Agreement dated as of October 2, 2006 between MFB and Registrar and Transfer Company (the “Rights Agreement”).  Capitalized terms used but not defined here have the meanings assigned to them in the Rights Agreement.

The Amendment provides, among other matters, that (i) neither MutualFirst nor its Affiliates or Associates shall be, become or be deemed an Acquiring Person by virtue of the approval, execution, delivery, announcement or performance of the Merger Agreement or the consummation of the transactions (including the Merger) contemplated thereby, and (ii) no Share Acquisition Date, no Distribution Date, and no event under Section 11(a)(ii), Section 13, or Section 24 of the Rights Agreement shall be deemed to have occurred by reason of the approval, execution, delivery, announcement or performance of the Merger Agreement or consummation of the transactions (including the Merger) contemplated thereby.  Moreover, the Amendment provides that no notices are required under the Rights Agreement as a consequence of the approval, execution, delivery, adoption or public announcement of the Merger Agreement.  The Amendment also provides that the Rights Agreement and the Rights established thereby will terminate in all respects upon consummation of the Merger.

The Amendment is filed as Exhibit 4.1 hereto and is incorporated herein by reference.  The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 2.    Exhibits.

The exhibits filed herewith or incorporated by reference herein are listed on the Exhibit Index at page 4 of this Form 8-A/A.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MFB CORP.

By:	/s/ Charles J. Viater
Charles J. Viater, President and CEO

Date:  January 8, 2008

EXHIBIT LIST

Number Assigned	Description of Exhibit
4.1	Amendment No. 1 to the Rights Agreement, dated as of January 4, 2008, by and between MFB and the Rights Agreement.
4.2

Form of Right Certificate, incorporated by reference to Exhibit A of the Rights Agreement, dated as of October 2, 2006, between Registrant and Registrar and Transfer Company, as Rights Agent, incorporated by reference to Exhibit 1 to the Form 8-A/A, Amendment No. 1 filed with the Securities and Exchange Commission on October 2, 2006.

4.3

Rights Agreement, dated as of October 2, 2006, between Registrant and Registrar and Transfer Company, as Rights Agent, incorporated by reference to Exhibit 2 to the Form 8-A/A, Amendment No. 1 filed with the Securities and Exchange Commission on October 2, 2006.

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